QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.11

CONFIDENTIAL OFFERING CIRCULAR

        $150,000,000

6 3/4% Subordinated Notes Due 2011

        We will pay interest on the subordinated notes each March 1 and September 1, commencing March 1, 2002. The subordinated notes will mature on September 1, 2011. The subordinated notes may not be redeemed prior to maturity and no sinking fund is provided for the subordinated notes.

        The subordinated notes will be unsecured and subordinate to the claims of our depositors and other creditors. Payment of principal of the subordinated notes may be accelerated only in the case of our insolvency or liquidation. We may be required to obtain the prior written approval of the Comptroller of the Currency before we may redeem or repay the subordinated notes upon acceleration or otherwise. There is no right of acceleration in the case of default in the payment of interest on or principal of the subordinated notes or default in the performance of any of our other obligations under the subordinated notes.

        The subordinated notes will not be listed on any securities exchange and there can be no assurance that a trading market will develop for the subordinated notes. The subordinated notes will be issued and transferred only in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.

        Each subordinated note will be our direct, unconditional and unsecured general obligation and will not be an obligation of, or otherwise guaranteed by, City National Corporation. The subordinated notes will not represent deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency. The subordinated notes will be subordinated to the claims of our depositors and general creditors, will be ineligible as collateral to secure loans from us and will be unsecured.

        The subordinated notes may be offered and sold only to "accredited investors" within the meaning of Rule 501 of the Securities Act of 1933.

	Offering Price (1)	Underwriting Discounts and Commissions	Proceeds to Bank
Per subordinated note	99.427%	.650%	98.777%
Total	$149,140,500	$975,000	$148,165,500
(1)
Plus accrued interest, if any, from August 30, 2001.

        Delivery of the subordinated notes in book-entry form only will be made on or about August 30, 2001.

        The subordinated notes have not been, and are not required to be, registered with the Comptroller of the Currency or the Securities and Exchange Commission under the Securities Act of 1933. The subordinated notes have not been approved or disapproved by the Comptroller of the Currency, the Securities and Exchange Commission or any state securities commission, nor has the Comptroller of the Currency, the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this offering circular. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
City National Securities, Inc.
Goldman, Sachs & Co.
Lehman Brothers
Morgan Stanley
Salomon Smith Barney

The date of this confidential offering circular is August 23, 2001.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        When this Offering Circular uses the words "the Bank," "we," "us," and "our," it refers to City National Bank and its subsidiaries unless otherwise expressly stated or the context otherwise requires. When this Offering Circular uses the words "the Corporation," it refers to City National Corporation and its subsidiaries unless otherwise expressly stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

        This Offering Circular includes and incorporates by reference forward-looking statements about the Corporation and the Bank that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the Corporation's and the Bank's management, and on information currently available to their management. Forward-looking statements include information concerning the Corporation's and the Bank's possible or assumed future results of operations, and statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

        The Corporation's and the Bank's management believes these forward-looking statements are reasonable. However, you should not place undue reliance on the forward-looking statements, since they are based on current expectations. Actual results may differ materially from those currently expected or anticipated.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions. The Corporation's and the Bank's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Corporation's and the Bank's ability to control or predict. For those statements, the Corporation and the Bank claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

        The reports that the Corporation files with the Securities and Exchange Commission (the "Commission"), including its Annual Report on Form 10-K for the year ended December 31, 2000 and its exhibits and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, describe some of the factors that will determine the Corporation's and the Bank's future results and shareholder values. For example, these documents describe certain economic risks, interest rate risks, legal risks, competitive risks and credit risks associated with the business and operations of the Corporation and the Bank. These and other factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect the future business, results of operations and financial condition of the Corporation and the Bank.

NOTICE TO INVESTORS

        The Subordinated Notes offered hereby (the "Subordinated Notes") have not been, and are not required to be, registered with the Commission under the Securities Act of 1933 (the "Securities Act"). The Subordinated Notes are being offered and sold pursuant to the abbreviated securities registration procedures of the Office of the Comptroller of the Currency (the "OCC") set forth in Section 16.6 of Part 16 of the OCC's regulations. To qualify for these abbreviated registration procedures, the Subordinated Notes must, among other things, be offered and sold only to accredited investors as defined in the Commission's Rule 501(a) under the Securities Act and must be sold in minimum denominations of $250,000 (and not be exchangeable for Subordinated Notes in smaller denominations). Accordingly, each purchaser of a Subordinated Note, in making its purchase, will be deemed to have represented to and agreed with the underwriters and the Bank that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, and that it is purchasing the Subordinated Notes for its own account or the account of one or more other accredited investors and that it, or each of such other accredited investors owning a beneficial interest in a Subordinated Note, will at all times hold a beneficial interest therein in a principal amount of not less than $250,000.

        In making an investment decision, investors must rely on their own examination of the Bank and the terms of the Subordinated Notes offered hereby, including the merits and risks involved.

CITY NATIONAL BANK

        We are a national banking association founded in 1953 and are the primary subsidiary of the Corporation. We operate through business and specialty banking units and private banking teams in nine California regional centers as well as 49 banking offices in the following California counties: Contra Costa, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura. We also have an offshore office in the Cayman Islands, British West Indies which takes deposits. Our principal client base comprises small-to mid-sized businesses, entrepreneurs, professionals, and affluent individuals. We typically serve clients through relationship banking. We seek to build a relationship with the client through a high level of personal service, tailored products, and private and commercial banking teams to encourage the client to use the multiple services and products we offer. We offer a broad range of loans, deposits, cash management, international banking, and other products and services. We lend, invest, and provide services in accordance with our Community Reinvestment Act commitment. Through City National Investments ("CNI"), a division of the Bank, and Reed, Conner & Birdwell, LLC ("RCB"), a subsidiary of the Corporation, we offer personal and employee benefit trust services, including 401(k) and defined benefit plans, manage investments for clients, and engage in securities sales and trading. We also manage and offer mutual funds under the name of CNI Charter Funds.

        As of June 30, 2001, we had total assets of approximately $9.1 billion, total deposits of approximately $7.1 billion and shareholders' equity of approximately $758.2 million. As of June 30, 2001, CNI (including RCB) had assets under administration totaling $18.5 billion, including $7.2 billion of assets under management.

        Our principal executive offices are located at City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210 (telephone (310) 888-6000).

        We are subject to extensive regulation by federal regulators, including the OCC, the Federal Deposit Insurance Corporation (the "FDIC") and the Board of Governors of the Federal Reserve System (the "Federal Reserve"). See "Certain Regulatory Considerations." In addition, certain business activities we conduct are regulated by other federal and state regulators.

        Our competitors include commercial banks and other banks focused on asset management, savings associations, consumer and commercial finance companies, credit unions and other financial services companies. We believe that the level of competition will increase in the future as the industry continues to consolidate and as nonbanking companies continue to offer products traditionally offered by banks.

CITY NATIONAL CORPORATION

        The Corporation is a bank holding company incorporated under the laws of the State of Delaware and registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. Its primary subsidiary is the Bank. As of June 30, 2001, the Corporation on a consolidated basis had total assets of approximately $9.1 billion, total deposits of approximately $7.1 billion and total shareholders' equity of approximately $815.8 million.

        The Corporation's principal executive offices are located at City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210 (telephone (310) 888-6000).

        The Subordinated Notes are solely obligations of the Bank and are neither obligations of nor guaranteed by the Corporation or its affiliates other than the Bank.

USE OF PROCEEDS

        The net proceeds to be received by the Bank from the sale of the Subordinated Notes will be used for general corporate purposes in the ordinary course of its banking business.

SELECTED UNAUDITED FINANCIAL DATA FOR CITY NATIONAL BANK

        The following sets forth selected unaudited historical and other financial data for the Bank and its subsidiaries as of, and for each of the five years ended, December 31, 2000 through 1996 and as of, and for the six months ended, June 30, 2001 and 2000. Such data should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data of the Bank available in the Call Reports as described under "Incorporation of Certain Documents by Reference." The following selected unaudited financial data was prepared in accordance with regulatory accounting principles, which may differ from accounting principles generally accepted in the United States of America and used to prepare the consolidated financial statements of the Corporation. The selected financial data presented below is derived from unaudited financial statements and includes, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present the data fairly. Results for the six months ended June 30, 2001 may not be indicative of the results that may be expected for the year ending December 31, 2001 or any future period.

	As of or for the Six Months Ended June 30,
					As of or for the Year Ended December 31,
Dollars in thousands
	2001		2000		2000		1999		1998		1997		1996
Statement of Operations Data:
Interest income	$319,884		$305,618		$645,411		$470,006		$421,014		$354,504		$279,726
Interest expense	110,821		109,153		239,814		149,497		131,456		104,467		82,546

Net interest income	209,063		196,465		405,597		320,509		289,558		250,037		197,180
Provision for credit losses	14,000		4,000		21,500		—		—		—		—
Noninterest income	61,803		50,336		107,074		83,703		65,322		55,158		42,284
Noninterest expense	153,271		144,891		293,010		240,589		210,034		182,881		142,867

Income before taxes	103,595		97,910		198,161		163,623		144,846		122,314		96,597
Income taxes	34,868		34,564		68,101		58,181		53,306		45,656		32,549

Net income	$68,727		$63,346		$130,060		$105,442		$91,540		$76,658		$64,048

Selected Balance Sheet Data:
Loans and leases, net of unearned income	$6,605,843		$6,373,667		$6,558,789		$5,514,449		$4,548,540		$3,875,695		$2,873,082
Allowance for credit losses	133,883		140,484		135,435		134,077		135,339		137,761		130,089
Loans and leases, net of allowances for credit losses	6,471,960		6,233,183		6,423,354		5,380,372		4,413,201		3,737,934		2,742,993
Securities	1,562,678		1,342,457		1,487,098		1,051,181		977,645		729,014		743,559
Goodwill and core deposit intangibles	172,362		188,657		181,426		127,256		73,706		55,582		10,083
Total assets	9,068,240		8,647,277		9,046,315		7,181,749		6,407,491		5,194,285		4,171,837
Deposits	7,087,286		6,395,990		7,412,435		5,673,860		4,893,877		4,238,740		3,410,270
Total equity capital	758,159		651,172		706,549		541,363		532,049		440,382		336,632
Selected Ratios:
Net interest margin (taxable equivalent basis)	5.30%		5.51%		5.44%		5.54%		5.79%		6.07%		5.78%
Return on average assets	1.54		1.58		1.55		1.63		1.64		1.65		1.69
Return on average equity	18.99		21.26		20.31		19.49		18.63		18.98		18.78
Allowance for credit losses to total loans and leases	2.03		2.20		2.06		2.43		2.98		3.55		4.53
Allowance for credit losses to nonaccrual loans	361.02		400.50		218.49		530.20		584.92		499.75		313.14
Net (charge-offs) recoveries to average total loans (1)	(0.48)		(0.25)		(0.48)		(0.10)		(0.12)		0.02		(0.06)
Ratio of earnings to fixed charges (2)
Excluding interest on deposits	3.92	x	3.19	x	3.24	x	3.75	x	4.08	x	4.63	x	4.20	x
Including interest on deposits	1.91	x	1.88	x	1.81	x	2.07	x	2.08	x	2.14	x	2.14	x
Capital Ratios:
Risk-based Capital Ratios
Tier I	8.19%		7.22%		7.55%		7.40%		8.90%		9.50%		11.24%
Total	11.08		10.29		10.57		10.75		12.65		10.78		12.53
Tier I Leverage Ratio	6.51		5.96		6.23		6.30		7.53		7.93		8.22

(1)
Annualized for the six months ended June 30, 2001 and June 30, 2000.
(2)
The ratio of earnings to fixed charges has been computed by dividing income before income taxes plus fixed charges by fixed charges. Fixed charges, excluding interest on deposits, consist of interest on indebtedness other than deposits and the portion of rental expense deemed representative of an interest factor. Fixed charges, including interest on deposits, consist of both the foregoing items plus interest on deposits.

SELECTED CONSOLIDATED FINANCIAL DATA
FOR CITY NATIONAL CORPORATION

        The following sets forth selected consolidated historical and other financial data for the Corporation and its consolidated subsidiaries as of, and for each of the five years ended, December 31, 2000 through 1996 and as of, and for the six months ended, June 30, 2001 and 2000. Such data should be read in conjunction with, and is qualified in its entirety by, the more detailed information, Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto in the reports filed by the Corporation with the Commission as described under the caption "Incorporation of Certain Documents by Reference." The selected consolidated balance sheet data for the years ended December 31, 2000 and 1999 and the consolidated statement of operations data for the years ended December 31, 1998 through 2000 are derived from the consolidated financial statements of the Corporation incorporated in this Offering Circular by reference, which financial statements have been audited by KPMG LLP, independent auditors. The selected consolidated balance sheet data presented below as of December 31, 1998, 1997 and 1996 and the consolidated statement of operations data presented below for the years ended December 31, 1997 and 1996 are derived from financial statements of the Corporation not included herein which have been audited by KPMG LLP, independent auditors. The selected consolidated balance sheet data as of June 30, 2001 and 2000 have been derived from the Corporation's unaudited consolidated financial statements. Results for the six months ended June 30, 2001 may not be indicative of the results that may be expected for the year ending December 31, 2001 or any future period.

SELECTED CONSOLIDATED FINANCIAL DATA
FOR CITY NATIONAL CORPORATION (Continued)

	As of or for the Six Months Ended June 30,
			As of or for the Year Ended December 31,
Dollars in thousands, except per share data
	2001	2000	2000	1999	1998	1997	1996
	(unaudited)
Statement of Operations Data:
Interest income	$320,682	$306,143	$646,288	$470,446	$423,949	$357,996	$282,123
Interest expense	110,716	109,252	239,772	148,441	130,278	104,328	82,389

Net interest income	209,966	196,891	406,516	322,005	293,671	253,668	199,734
Provision for credit losses	14,000	4,000	21,500	—	—	—	—
Noninterest income	64,155	51,033	109,484	87,212	67,684	53,418	43,995
Noninterest expense	155,616	145,159	294,770	241,803	211,331	181,757	144,595

Income before taxes	104,505	98,765	199,730	167,414	150,024	125,329	99,134
Income taxes	34,570	34,312	68,070	59,307	53,796	45,196	32,571

Net income	$69,935	$64,453	$131,660	$108,107	$96,228	$80,133	$66,563

Per Share Data:
Net income per share, basic	$1.47	$1.38	$2.79	$2.37	$2.08	$1.74	$1.52
Net income per share, diluted	1.43	1.34	2.72	2.30	2.00	1.68	1.47
Cash dividends declared	0.37	0.35	0.70	0.66	0.56	0.44	0.36
Book value per share	17.04	14.11	15.61	12.58	12.21	11.03	9.13
Shares used to compute income per share, basic	47,726	46,792	47,178	45,683	46,357	46,018	43,888
Shares used to compute income per share, diluted	49,027	47,986	48,393	46,938	48,141	47,809	45,146
Balance Sheet Data — At Period End:
Assets	$9,123,593	$8,676,768	$9,096,669	$7,213,619	$6,427,781	$5,252,032	$4,216,496
Deposits	7,080,634	6,394,854	7,408,670	5,669,409	4,887,402	4,228,348	3,386,523
Loans	6,567,370	6,345,195	6,527,145	5,490,669	4,530,427	3,825,224	2,839,435
Securities	1,667,037	1,395,739	1,547,844	1,102,092	1,012,526	833,122	811,092
Interest-earning assets	8,258,603	7,837,303	8,286,067	6,677,475	5,982,968	4,838,926	3,844,834
Shareholders' equity	815,840	672,022	743,648	571,646	561,803	508,670	400,747
Balance Sheet Data — Average Balances:
Assets	$9,026,738	$8,093,736	$8,426,129	$6,488,834	$5,633,829	$4,703,886	$3,821,314
Deposits	6,881,386	5,977,097	6,334,846	4,809,800	4,267,602	3,614,068	2,871,870
Loans	6,529,587	6,036,030	6,236,334	4,822,254	4,213,853	3,387,784	2,539,323
Securities	1,556,157	1,226,818	1,350,971	1,050,716	842,346	829,557	839,564
Interest-earning assets	8,212,922	7,387,367	7,698,884	5,985,018	5,187,897	4,290,453	3,505,422
Shareholders' equity	781,146	629,246	667,618	564,091	538,426	472,843	373,491
Asset Quality:
Nonaccrual loans	$37,085	$35,077	$61,986	$25,288	$23,138	$27,566	$41,543
ORE	1,212	447	522	1,413	3,480	2,126	15,116

Total nonaccrual loans and ORE	$38,297	$35,524	$62,508	$26,701	$26,618	$29,692	$56,659

Performance Ratios:
Return on average assets	1.56%	1.60%	1.56%	1.67%	1.71%	1.70%	1.74%
Return on average shareholders' equity	18.05	20.60	19.72	19.16	17.87	16.95	17.82
Net interest spread	3.80	3.95	3.81	4.12	4.27	4.64	4.47
Net interest margin	5.32	5.53	5.44	5.56	5.86	6.13	5.87
Average shareholders' equity to average assets	8.65	7.77	7.92	8.69	9.56	10.05	9.77
Dividend payout ratio, per share	25.28	25.18	24.95	27.91	27.06	26.19	24.49
Efficiency ratio	55.60	57.13	55.76	57.58	56.87	58.22	58.00
Asset Quality Ratios:
Nonaccrual loans to total loans	0.56%	0.55%	0.95%	0.46%	0.51%	0.72%	1.46%
Nonaccrual loans and ORE to total loans and ORE	0.58	0.56	0.96	0.49	0.59	0.78	1.98
Allowance for credit losses to total loans	2.04	2.21	2.07	2.44	2.99	3.60	4.58
Allowance for credit losses to nonaccrual loans	361.02	400.50	218.49	530.20	584.92	499.75	313.14
Net (charge offs) recoveries to average loans (1)	(0.48)	(0.25)	(0.48)	(0.10)	(0.12)	0.02	(0.06)
Capital Ratios:
Risk-based Captial Ratios
Tier 1	8.76%	7.49%	7.84%	7.88%	9.43%	10.99%	13.26%
Total	11.64	10.56	10.85	11.21	13.20	12.27	14.55
Tier 1 Leverage Ratio	6.97	6.19	6.49	6.73	7.99	9.19	9.75

(1)
Annualized for the six months ended June 30, 2001 and June 30, 2000.

CERTAIN REGULATORY CONSIDERATIONS

General

        The Bank, as a national banking association, is subject to primary supervision, examination, and regulation by the OCC. To a lesser extent, the Bank is also subject to certain regulations promulgated by the FDIC and the Federal Reserve. If, as a result of an examination of a bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the bank's operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate the bank's deposit insurance.

        The Bank is also subject to various state and federal laws, including those relating to consumer protection and similar matters, and is affected by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve uses its powers to establish reserve requirements of insured depository institutions and to conduct open market operations in United States government securities so as to influence the supply of money and credit. These policies have a direct effect on the amount of bank loans and deposits and on interest rates charged on loans and paid on deposits, with the result that federal policies have a material effect on the earnings of the Bank. The policies of the Federal Reserve and other governmental authorities, including the fiscal policy of the federal government, have shifted broadly over the past decade, and further changes in these policies, as well as changes in federal and state law and regulations, cannot be predicted nor can their effect on future earnings of the Bank be predicted.

        The following references to certain laws and regulations are brief summaries. The references are not intended to be complete, and are qualified in their entirety by reference to the statutes and regulations themselves. In addition, there are numerous other state and federal laws and regulations not summarized below that are applicable to, and govern many aspects of the operation and business of, the Bank. Accordingly, investors should understand that a change in applicable law or regulation may have a material effect on the business of the Bank. Additional information regarding supervision and regulation is included in the documents incorporated in this Offering Circular by reference. See "Incorporation of Certain Documents by Reference."

Powers of the FDIC in Connection with the Insolvency of an Insured Depository Institution

        If any insured depository institution becomes insolvent and the FDIC is appointed its conservator or receiver, the FDIC may, under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, disaffirm or repudiate any contract or lease to which such institution is a party, the performance of which is determined by the FDIC to be burdensome, and the disaffirmance or repudiation of which is determined by the FDIC to promote the orderly administration of the institution's affairs. If the FDIC were successfully to contend that its power to repudiate "contracts" extends to obligations such as the Subordinated Notes, the effect of any such repudiation should be to accelerate the maturity of the Subordinated Notes. (For possible limitations on the ability of the holders of Subordinated Notes to accelerate the maturity of such Notes, see "Description of Subordinated Notes—Subordination" and "—Events of Default.") To the Bank's knowledge, the FDIC has not taken the position that such repudiation would impair the right of a holder of obligations such as the Subordinated Notes to make a claim against the receivership or conservatorship for principal and interest accrued through the date of the appointment of the conservator or receiver. The amount paid upon this claim would depend upon, among other factors, the amount of receivership assets available for the payment of unsecured claims and the priority of this claim relative to the priority of other unsecured creditors and depositors. See "—Federal Depositor Preference Legislation" below. If the maturity of the Subordinated Notes were so accelerated, and a claim relating to the Subordinated Notes was paid by the receivership, the holders of the Subordinated Notes might not be able, depending upon economic conditions, to reinvest any amounts paid on the Subordinated Notes at a rate of interest comparable to that paid on the Subordinated Notes. In addition, although the Subordinated Notes permit the holders of the Subordinated Notes to accelerate the Subordinated Notes in the event of the appointment of a receiver or liquidator of the Bank, the FDIC as conservator or receiver may enforce most types of contracts, including the Subordinated Notes, pursuant to their terms, notwithstanding any such acceleration provision. The FDIC as conservator or receiver may also transfer to a new obligor any of the Bank's assets and liabilities, including the Subordinated Notes, without the approval or consent of the Bank's creditors, including holders of the Subordinated Notes, which obligor shall expressly assume the obligations under the Subordinated Notes, and the completion of such transfer and assumption will serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due to such transfer or assumption; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall be deemed to be immediately due and payable, together with interest from its original due date at the rate provided for in the Subordinated Notes.

        In its resolution of an insured depository institution in default or in danger of default, the FDIC is generally obligated to satisfy its obligations to insured depositors at the least possible cost to the deposit insurance fund. In addition, the FDIC may not take any action that would have the effect of increasing the losses to the deposit insurance fund by protecting depositors for more than the insured portion of deposits (generally $100,000) or creditors other than depositors (such as holders of the Subordinated Notes). The Federal Deposit Insurance Corporation Improvement Act of 1991 authorizes the FDIC to settle all uninsured and unsecured claims in the insolvency of an insured bank by making a final settlement payment after the declaration of insolvency. Such a payment would constitute full payment and disposition of the FDIC's obligations to claimants. The rate of such final settlement payment is to be a percentage rate determined by the FDIC reflecting an average of the FDIC's receivership recovery experience.

        As a result of the provisions of law described above, whether or not the FDIC seeks to repudiate the Subordinated Notes, in an insolvency of the Bank, the Subordinated Notes would be treated differently from the deposit obligations of the Bank, and holders of the Subordinated Notes would receive proportionately less than holders of deposit obligations of the Bank.

Federal Depositor Preference Legislation

        Under federal law, in the event of the liquidation or other resolution of an insured depository institution, administrative expenses of the receiver and the claims of the depositors of such institution (including claims by the FDIC as subrogee of insured depositors) are entitled to priority in payment over the claims of any other senior or general unsecured creditors of the institution, including holders of obligations such as the Subordinated Notes. As a result, claims of a receiver for administrative expenses and claims of holders of deposit liabilities of the Bank (including the FDIC as the subrogee of such holders) would receive priority over claims of holders of the Subordinated Notes in the event of a liquidation or other resolution of the Bank. A substantial portion of the Bank's liabilities consist of deposits.

Capital Standards

        Each federal banking agency has promulgated regulations defining the following five categories in which a banking organization will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

        To be "well capitalized," a banking organization must maintain minimum ratios of total capital to risk-weighted assets of ten percent (10%) and Tier 1 capital to risk-weighted assets of six percent (6%). To be "adequately capitalized," a banking organization must maintain minimum ratios of total capital to risk-weighted assets of eight percent (8%) and of Tier 1 capital to risk-weighted assets of four percent (4%). The three undercapitalized categories are based upon the amount by which a bank falls below the ratios applicable to adequately capitalized banking organizations. For the Bank and the Corporation, Tier 1 capital includes common shareholders' equity, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value. For the Bank and the Corporation, total capital also includes the allowance for credit losses, subordinated debt, and net unrealized gains on marketable securities, subject to limitations established by the guidelines. At least half of total capital must be in the form of Tier 1 capital.

        Under the capital regulations, capital is compared to the risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets as well as transactions which are off-balance sheet items, such as letters of credit and recourse arrangements. Under the capital regulations, the nominal dollar amounts of assets and the balance sheet equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

        At December 31, 2000 and June 30, 2001, the Bank and the Corporation each exceeded the required ratios for classification as "well capitalized." A banking organization's capital category, however, is determined solely for the purposes of applying certain regulatory rules and may not constitute an accurate representation of that banking organization's overall financial condition or prospects.

        In addition to the risk-based capital guidelines, federal banking agencies require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the "leverage ratio". For a banking organization rated in the highest of the five categories used by the federal banking agencies to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all other banking organizations, the minimum ratio of Tier 1 capital to total assets is 4%. Banking organizations with supervisory, financial, operational, or managerial weaknesses, as well as organizations that are anticipating or experiencing significant growth, are expected to maintain capital ratios above the minimum levels. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the federal banking agencies have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

        Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement remedies available to federal banking agencies, including limitations on the ability to pay dividends, the issuance of a capital directive to increase capital, the termination of deposit insurance by the FDIC, and the appointment of a conservator or receiver.

        Federal banking agencies have proposed regulations that would modify existing rules related to risk-based capital and leverage ratios. The Bank does not believe that the aggregate impact of these modifications would have a significant impact on its capital position. Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, the Bank is unable to predict whether and when higher capital requirements would be imposed and, if so, at what level and on what schedule.

        Certain capital ratios of the Bank and the Corporation are included herein under "Selected Unaudited Financial Data for City National Bank" and "Selected Consolidated Financial Data for City National Corporation," respectively.

Financial Modernization

        On November 12, 1999, the Gramm-Leach-Blilely Act of 1999 (the "Financial Services Modernization Act") was signed into law. The general effect of the Financial Services Modernization Act is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers. Each activity is to be conducted in a separate subsidiary that is regulated by a functional regulator: a state insurance regulator in the case of an insurance subsidiary, the Commission in the case of a broker-dealer or investment advisory subsidiary, or the appropriate federal banking regulator in the case of a bank or thrift institution. The Federal Reserve is the "umbrella" supervisor of financial holding companies. Section 23A of the Federal Reserve Act, which severely restricts lending by an insured bank subsidiary to nonbank affiliates, remains in place. The Corporation and the Bank do not believe that the Financial Services Modernization Act will have a material adverse effect on their operations in the near term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this Act may have the result of increasing the amount of competition that the Corporation and the Bank face from larger institutions and other types of companies offering financial products, many of which have substantially more financial resources than the Corporation or the Bank.

DESCRIPTION OF SUBORDINATED NOTES

        The following description of the terms of the Subordinated Notes offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Subordinated Notes. Capitalized terms not defined under this heading have the meanings assigned to them in the Subordinated Notes.

General

        The Subordinated Notes are to be issued under an Issuing and Paying Agency Agreement, dated as of January 7, 1998, as amended (the "IPAA"), between the Bank, as issuer, and Continental Stock Transfer & Trust Company, as Issuing and Paying Agent (the "Issuing and Paying Agent"), a copy of which is available for inspection at the offices of the Issuing and Paying Agent located at 2 Broadway, New York, New York 10004. The Subordinated Notes will be represented by one or more global notes (each, a "Global Note") registered in the name of The Depository Trust Company, as Depositary, or its nominee, in denominations of $250,000 or more that are integral multiples of $1,000. See "—Book-Entry System."

        The Subordinated Notes will be direct, unsecured, subordinated obligations of the Bank and will mature on September 1, 2011 (the "Maturity Date"). The Subordinated Notes will not be redeemable by the Bank, in whole or in part, prior to the Maturity Date and do not provide for any sinking fund.

        The Subordinated Notes are initially being offered in the principal amount of $150,000,000. The Bank may, without the consent of the Holders, issue additional subordinated notes and thereby increase that principal amount in the future, on the same terms and conditions and with the same CUSIP number as the Subordinated Notes offered by this Offering Circular.

        The Subordinated Notes will bear interest at the rate per annum shown on the cover page of this Offering Circular from August 30, 2001, payable semiannually in arrears on each March 1 and September 1 (each, an "Interest Payment Date"), commencing March 1, 2002, to the persons in whose names the Subordinated Notes are registered at the close of business on the February 15 or August 15, as the case may be, next preceding such March 1 or September 1 (each, a "Regular Record Date"). Principal of and interest on the Subordinated Notes will be payable, and the transfer of the Subordinated Notes will be registered, through the Depositary as described under "—Book-Entry System."

        If any Interest Payment Date or the Maturity Date of the Subordinated Notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day with the same force and effect as if made on the due date therefor, and no interest will accrue from such Interest Payment Date or Maturity Date, as the case may be, to such next succeeding Business Day. "Business Day" means any day that is not a Saturday or Sunday and that, in the City of New York or the State of California, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close.

        The Subordinated Notes are not being registered with the OCC and are offered pursuant to the regulations of the OCC and pursuant to an exemption from registration with the Commission under Section 3(a)(2) of the Securities Act. The IPAA is not required to be, and is not being, qualified under the Trust Indenture Act of 1939, as amended.

        Because the Subordinated Notes will not be issued pursuant to an indenture, and because the Depositary or its nominee will be the registered Holder of all Subordinated Notes, the Depositary or its nominee will be the only entity that can enforce covenants, respond to requests for consents, waivers or amendments, and exercise other rights of holders of Subordinated Notes. Consequently, a beneficial owner of Subordinated Notes generally must rely on the procedures of the Depositary and of those other parties through whom such owner's interest in the Subordinated Notes is held to exercise any rights of a holder of the Subordinated Notes. THE BANK WILL TREAT THE DEPOSITARY OR ITS NOMINEE AS THE SOLE AND ABSOLUTE OWNER OF ALL SUBORDINATED NOTES FOR THE PURPOSE OF RECEIVING PAYMENT OF INTEREST ON AND PRINCIPAL OF SUCH NOTES, AND FOR ALL OTHER PURPOSES WHATSOEVER. See "—Book-Entry System", below.

        Each Subordinated Note will be a direct, unconditional and unsecured general obligation of the Bank and will not be an obligation of, or guaranteed by, the Corporation or any affiliate thereof other than the Bank. In each instance, these Subordinated Notes will not represent deposits and will not be insured by the FDIC or any other government agency. In a receivership or other insolvency proceeding with respect to the Bank, the Subordinated Notes could be treated differently from, and holders of Subordinated Notes could receive significantly less than holders of, deposit obligations, including deposit notes, of the Bank. See "Certain Regulatory Considerations" and "—Subordination" and "—Events of Default" below.

        The Subordinated Notes will not be eligible to serve as collateral to secure a loan from the Bank.

Subordination

        The indebtedness of the Bank evidenced by the Subordinated Notes, including principal and interest, will be unsecured and subordinate and junior in right of payment to the Bank's obligations to its depositors, its obligations under bankers' acceptances and letters of credit, and its obligations to its other creditors (including any obligations to any Federal Reserve Bank, the FDIC and any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of Section 1823(c), (d) or (e) of Title 12 of the United States Code), whether now outstanding or hereafter incurred, other than any obligations which by their express terms rank on a parity with, or junior to, the Subordinated Notes. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of the Bank, whether voluntary or involuntary, all such obligations (except obligations which rank on a parity with, or junior to, the Subordinated Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes. In the event of any such proceedings, after payment in full of all sums owing with respect to such prior obligations, the holders of the Subordinated Notes, together with the holders of any obligations of the Bank ranking on a parity with the Subordinated Notes, shall be entitled to be paid pro rata from the remaining assets of the Bank, the unpaid principal of, and the unpaid interest on, the Subordinated Notes or such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to the Subordinated Notes. For additional information, see "—Events of Default."

        The Subordinated Notes will rank pari passu among themselves and pari passu, in the event of a liquidation or similar proceeding with respect to the Bank, whether voluntary or involuntary, with all other present or future unsecured subordinated debt of the Bank, except any unsecured subordinated debt which may be expressly stated to be subordinated to the Subordinated Notes or is otherwise subordinated as a matter of law. As of June 30, 2001, the Bank had $116.4 million principal amount of outstanding subordinated debt which will rank pari passu with the Subordinated Notes.

        The Subordinated Notes will not contain any limitation on the amount of senior debt, deposits or other obligations which rank senior to the Subordinated Notes or subordinated debt or other obligations of the Bank which rank pari passu with the Subordinated Notes, that may be incurred by the Bank after the date of this Offering Circular.

Book-Entry System

        Except in certain limited circumstances described below, the Subordinated Notes will be represented by one or more fully registered securities in permanent global form (each a "Global Note"). Each Global Note representing Subordinated Notes will be deposited with or on behalf of the Depositary, and will be registered in the name of the Depositary or a nominee of the Depositary. Such Global Note will be transferable only as a whole, and only to the Depositary, its successors and their respective nominees.

        Ownership of beneficial interests in a Global Note representing Subordinated Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. The Bank has been advised by the Depositary that, upon the issuance of a Global Note representing Subordinated Notes, and the deposit of such Global Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Subordinated Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the underwriters named herein.

        Principal and interest payments on the Subordinated Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note or Global Notes. Such payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds; provided that, in the case of payments of principal and interest on the Maturity Date, the Global Note or Global Notes are presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payments in such funds in accordance with its normal procedures. Under the terms of the IPAA, the Bank and the Issuing and Paying Agent will treat the persons in whose names the Subordinated Notes are registered as the owners of such Subordinated Notes for the purpose of receiving payment of principal of and interest on such Subordinated Notes and for all other purposes whatsoever. Therefore, neither the Bank nor the Issuing and Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Subordinated Notes to owners of beneficial interests in the Global Note.

        The Bank has been advised by the Depositary that, upon receipt of any payment of principal of or any premium or interest in respect of a Global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

        As long as the Depositary, or its nominee, is the registered holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Note and the Subordinated Notes represented thereby for all purposes under the Subordinated Notes and the IPAA. Except in the limited circumstances referred to below, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Subordinated Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Subordinated Notes in exchange therefor and will not be considered to be the owners or holders of such Global Note or any Subordinated Notes represented thereby for any purpose under the Subordinated Notes or the IPAA. All payments of principal of and any premium and interest on a Global Note will be made to the Depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Note representing Subordinated Notes.

        If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Bank within 90 days after the effective date of the Depositary's ceasing to act as depositary for the Subordinated Notes, the Bank will issue Subordinated Notes in definitive certificated form in exchange for all of the Global Notes representing Subordinated Notes. In addition, the Bank, at its option, may elect to cause the issuance of Subordinated Notes in definitive certificated form. In any such instance, or if any event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an event of default with respect to the Subordinated Notes, each owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive certificated form of Subordinated Notes represented by such Global Note equal in principal amount to such beneficial interest and to have such Subordinated Notes registered in its name. Interest on Subordinated Notes in definitive form (other than interest payable on the Maturity Date or upon redemption) will be paid by check mailed to the address of the person entitled thereto as it appears in the register maintained at the corporate trust office of the Issuing and Paying Agent as of the applicable Regular Record Date or to such other address in the United States as any registered Holder shall designate to the Issuing and Paying Agent in writing not later than the relevant Regular Record Date.

        The Bank understands that, under existing industry practices, if the Bank requests Holders to take any action, or if an owner of a beneficial interest in a Global Note desires to take any action which a Holder is entitled to take under the IPAA, the Depositary would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial holders owning through those participants to take that action or would otherwise act upon instructions of the beneficial owners owning through them.

        The Depositary has advised the Bank as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its direct and indirect participants are on file with the Commission.

Same-Day Settlement and Payment

        Settlement for the Subordinated Notes will be made in immediately available funds. The Subordinated Notes will trade in the Depositary's Same-Day Funds Settlement System until the Maturity Date, and, therefore, the Depositary will require secondary trading activity in the Subordinated Notes to be settled in immediately available funds.

Events of Default

        Except as indicated below, the holder of a Subordinated Note may declare the principal amount of such Subordinated Note due and payable immediately if an Event of Default with respect to such Subordinated Note shall have occurred and be continuing at the time of such declaration. Any Event of Default with respect to such Subordinated Note may be waived by the holder thereof.

        An "Event of Default" shall occur only if the Bank shall consent to the appointment of a conservator, receiver, liquidator, trustee or other similar official in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Bank or of or relating to all or substantially all of its property; or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, liquidator, trustee or other similar official in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Bank and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days; or the Bank shall file a petition to take advantage of any applicable insolvency or reorganization statute. The Bank will promptly notify, and provide copies of such notice to, the Issuing and Paying Agent of the occurrence of any such Event of Default. The Issuing and Paying Agent has agreed in the IPAA to promptly mail copies of such notice to the holders of the Subordinated Notes.

        The Subordinated Notes may only be accelerated by the holder thereof upon the occurrence of one of the Events of Default set forth in the immediately preceding paragraph. There is no right of acceleration in the case of a default in the payment of principal of, or interest on, any Subordinated Note or in the performance of any other obligation of the Bank under any Subordinated Note or under any other securities issued by the Bank. The Subordinated Notes provide that no prepayment pursuant to such right of acceleration shall be made without prior approval of the OCC unless the Bank remains an "eligible bank" as defined in 12 C.F.R. § 5.3(g) after the prepayment (which definition requires, among other things, that a bank be "well-capitalized", have a composite rating of 1 or 2 under the Uniform Financial Institutions Rating System and not be subject to cease and desist orders or other regulatory orders, directives or agreements). In the event that such approval will be required for any such prepayment, the Bank is obligated to apply to the OCC for prior written approval of repayment promptly after receiving notice of acceleration from any holders of the Subordinated Notes.

        Because the Subordinated Notes will not be issued pursuant to an indenture, each holder thereof must act independently with respect to certain matters affecting its Subordinated Notes, including giving written notice of default in the performance of any covenant contained therein or accelerating the maturity thereof upon the occurrence of any Event of Default.

Consolidation, Merger and Sale of Assets

        The Subordinated Notes provide that the Bank may not consolidate with or merge into any other person or convey, transfer or lease its assets substantially as an entirety to any person, unless: (i) the successor is a person organized under the laws of any domestic jurisdiction and expressly assumes the Bank's obligations on the Subordinated Notes; and (ii) after giving effect to the transaction, no Event of Default with respect to the Subordinated Notes, and no event which, after notice or lapse of time, would become an Event of Default with respect to the Subordinated Notes, shall have occurred and be continuing.

Governing Law

        The Subordinated Notes are governed by and construed in accordance with the laws of the State of New York and, where applicable, the laws of the United States.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated August 23, 2001, the Bank has agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of notes:

Underwriter	Principal Amount
Credit Suisse First Boston Corporation	$75,000,000
City National Securities, Inc.	15,000,000
Goldman, Sachs & Co.	15,000,000
Lehman Brothers Inc.	15,000,000
Morgan Stanley & Co. Incorporated	15,000,000
Salomon Smith Barney Inc.	15,000,000

Total	$150,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the Subordinated Notes if any are purchased. The underwriting agreement provides that, if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of Subordinated Notes may be terminated.

        The underwriters propose to offer the Subordinated Notes initially at the offering price on the cover page of this Offering Circular and to selling group members at that price less a concession of 0.400% of the principal amount per Subordinated Note. The underwriters and selling group members may allow a discount of 0.250% of such principal amount per Subordinated Note on sales to other broker/dealers. After the initial offering, the underwriters may change the offering price and concession and discount to broker/dealers.

        We estimate that our out-of-pocket expenses for this offering will be approximately $225,000. The underwriters have agreed to pay certain fees and expenses we have incurred in connection with the issuance of the Subordinated Notes. These fees and expenses will not exceed $37,500 in the aggregate.

        We and the Corporation have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

        In connection with the offering, the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Subordinated Notes to be higher than it would otherwise be in the absence of these transactions.

        We expect that delivery of the Subordinated Notes will be made against payment therefor on or about the closing date specified on the cover page of this Offering Circular, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Subordinated Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Subordinated Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

        The Subordinated Notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the Subordinated Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Subordinated Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Subordinated Notes will be.

        City National Securities, Inc. is an affiliate of the Bank and the participation of City National Securities, Inc. in the offer and sale of the Subordinated Notes will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"). City National Securities, Inc. will inform any of its customers that intend to purchase the Subordinated Notes that City National Securities, Inc. is our subsidiary. Further, no NASD member participating in offers and sales of Subordinated Notes may execute a transaction in the Subordinated Notes in a discretionary account without the prior specific written approval of such member's customer.

        This Offering Circular may be used by City National Securities, Inc. in connection with offers and sales related to secondary market transactions in the Subordinated Notes. City National Securities, Inc. may act as principal or agent in those transactions. Those sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

        The underwriters and their affiliates may be customers of, including borrowers from, engage in transactions with, and perform services for, the Bank and the Corporation in the ordinary course of business.

VALIDITY OF SUBORDINATED NOTES

        The validity of the Subordinated Notes will be passed upon for the Bank by Munger, Tolles & Olson LLP, Los Angeles, California, and for the Underwriters by Pillsbury Winthrop LLP, San Francisco, California. From time to time, Pillsbury Winthrop LLP performs legal services for the Corporation and the Bank.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We hereby incorporate by reference into this Offering Circular our Consolidated Reports of Condition and Income (the "Call Reports") on Federal Financial Institutions Examination Council Form 032, beginning with and including the Call Report for the period beginning January 1, 1998 to and including December 31, 1999, and on Federal Financial Institutions Examination Council Form 031, beginning January 1, 2000 to and including the most recent Call Report filed or published prior to the date of this Offering Circular. Each Call Report consists of a balance sheet, income statement, changes in equity capital and other supporting schedules as of the end of or for the period to which the report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. Because of the special supervisory, regulatory and economic policy needs served by Call Reports, those regulatory instructions do not in all cases follow accounting principles generally accepted in the United States of America, including the opinions and statements of the Accounting Principles Board or the Financial Accounting Standards Board. While the Call Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the Bank, the Call Reports nevertheless provide important information concerning the financial condition and operating results of the Bank. Each Call Report filed by the Bank after the date of this Offering Circular and prior to the termination of the offering covered by this Offering Circular shall be incorporated by reference into this Offering Circular and deemed to be a part hereof from the date such document is filed until the information contained in such document is superseded or updated by any subsequently filed document that is incorporated by reference into this Offering Circular or by any supplement or amendment to this Offering Circular. The Call Reports are on file with, and are publicly available upon written request to, the Federal Deposit Insurance Corporation, 550 17th Street, N.W., Washington, D.C. 20429, Attention: Disclosure Group, Room F-518, or by calling the FDIC at (800) 945-2186.

        We are a wholly owned subsidiary of the Corporation, a bank holding company whose common stock is registered with the Commission and traded on the New York Stock Exchange. In addition to the Call Reports referred to above, we also hereby incorporate by reference into this Offering Circular the following documents as filed by the Corporation with the Commission pursuant to the Exchange Act.

            (1) the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000;

            (2) the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

            (3) the Corporation's Current Reports on Form 8-K, filed April 18, 2001 and July 19, 2001.

        Each document filed by the Corporation pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the termination of the offering of the Subordinated Notes shall be deemed to be incorporated by reference into this Offering Circular from the date of the filing of such document. This filed material can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10007) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains certain reports and other documents relating to registrants, such as the Corporation, that file electronically with the Commission. Such material may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

        We will provide without charge to each person to whom a copy of this Offering Circular is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated by reference herein, other than any exhibits to such documents. Requests for such documents should be directed to Mr. Heng W. Chen, Executive Vice President-Finance, City National Bank, 400 North Roxbury Drive, Beverly Hills, California 90210. Telephone requests may be directed to Mr. Chen at the Bank at (213) 347-2646.

QuickLinks

CONFIDENTIAL OFFERING CIRCULAR
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
NOTICE TO INVESTORS
CITY NATIONAL BANK
CITY NATIONAL CORPORATION
USE OF PROCEEDS
SELECTED UNAUDITED FINANCIAL DATA FOR CITY NATIONAL BANK
SELECTED CONSOLIDATED FINANCIAL DATA FOR CITY NATIONAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA FOR CITY NATIONAL CORPORATION (Continued)
CERTAIN REGULATORY CONSIDERATIONS
DESCRIPTION OF SUBORDINATED NOTES
UNDERWRITING
VALIDITY OF SUBORDINATED NOTES
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE